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                                                                    Exhibit 23.1

                            [Letterhead of KPMG LLP]
                              ACCOUNTANTS' CONSENT



The Shareholders
United Dominion Industries Limited:

We consent to incorporation by reference in the registration statements (Nos. 33-46701, 2-92247, 33-65044, 33-97696, 333-1824 and 333-8230) on Form S-8 of
United Dominion Industries Limited of our report dated February 5, 1999, relating to the consolidated statements of financial position of United Dominion Industries Limited as at December 31, 1998, and 1997, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 1998 and related schedule, which report appears in this Form 8-K of United Dominion Industries Limited.

Our report dated February 5, 1999, contains an explanatory paragraph that states that the Company's consolidated financial statements as at December 31, 1998 and 1997 and for the three-year period ended December 31, 1998, were previously prepared on the basis of accounting for income taxes in conformity with Canadian Institute of Chartered Accountants Handbook Section 3470 CORPORATE INCOME TAXES. The Company changed its method of accounting for income taxes through the adoption of Canadian Institute of Chartered Accountants Handbook Section 3465 INCOME TAXES at the beginning of 1999 and has applied the provisions of Section 3465 retroactively. Consequently, the Company's financial statements referred to above have been restated to conform with this adoption.

                                                     KPMG LLP

                                                     /s/ KPMG LLP
                                                     Chartered Accountants

Toronto, Canada
January 17, 2000